Exhibit 99.1

Epizyme Reports Second Quarter 2021 Financial Results and Provides Business Update

Total Revenue of $13.0 Million in 2Q 2021; TAZVERIK® Net Product Revenues of $8.0 Million

Revised Commercial Strategy and Operating Plan to Accelerate Adoption of TAZVERIK® and Focus Investment on Important Value-Driving Programs

IND Clearance for Novel SETD2 Inhibitor, EZM-0414; Clinical Trial Initiation Anticipated in 2H 2021

Strategic Partnership with HutchMed to Bring TAZVERIK® to Patients in Greater China

CAMBRIDGE, Mass., August 9, 2021 – Epizyme (Nasdaq: EPZM), a fully integrated, commercial-stage biopharmaceutical company developing and delivering novel epigenetic therapies, today reported its second quarter 2021 financial results and provided a business update.

“TAZVERIK has significant potential as a backbone of therapy in both epithelioid sarcoma and follicular lymphoma based on real-world evidence and physician feedback. With that in mind, the challenging launch environment and evolving expectations of the future commercial landscape have led us to revise our commercial strategy and operating plans, prioritizing company resources on our most important value-driving activities,” said Robert Bazemore, President and Chief Executive Officer of Epizyme. “Most significantly, we have taken steps to realign our current commercial organization, reducing traditional sales roles and creating new field roles to achieve better access to thought leaders and large community oncology practices. These, and other changes across our business, are designed to reduce our cash burn and allow us to maintain sufficient operating capital to achieve important milestones.”

“As we implement these changes, we continue to execute across the business. During the second quarter we launched EZH2Now, a sponsored program to improve access to EZH2 mutation testing; received FDA clearance of our IND for EZM-0414, our novel SETD2 inhibitor, which we anticipate advancing into clinical development later this year; and advanced the ongoing clinical trials of TAZVERIK, all of which remain on track with previous guidance. In addition, this morning we announced a strategic partnership with HutchMed to bring TAZVERIK to patients in China and expand the development of tazemetostat in new combinations. These important accomplishments bring diversity to our pipeline while advancing TAZVERIK’s potential.”

Recent Highlights

•

Commercial Execution: TAZVERIK generated net product revenue of $8.0 million in the second quarter of 2021 consisting of $4.8 million in commercial sales in Epithelioid Sarcoma (ES) and Follicular Lymphoma (FL) and $3.2 million related to the sale of commercial product to a third-party pharmaceutical company for use in its combination clinical trials. Although commercial sales were down from the first quarter 2021, total patient demand slightly increased by 3%, offset by higher demand for the Company’s patient assistance program during the quarter. The Company continued to expand adoption through the addition of new prescribing accounts, including among large community practices, in the second quarter of 2021.

•

Announced Collaboration with HutchMed in China: The commercial and development collaboration with HutchMed will extend TAZVERIK’s reach to China and allow for additional exploration of TAZVERIK in new combinations across multiple tumor types. Epizyme will receive an upfront payment of $25 million from HutchMed in the fourth quarter of 2021 as a result of the collaboration, with potential future development, regulatory and commercial milestone payments of up to an aggregate of $285 million over the life of the collaboration, in addition to royalties on TAZVERIK sales in Greater China.

•

EZH-302 Phase 1b/3 Confirmatory Study of TAZVERIK in Follicular Lymphoma: The combination of TAZVERIK with R2 (lenalidomide and rituximab) is being evaluated in a Phase 1b/3 confirmatory study in relapsed or refractory (R/R) FL patients. During the second quarter of 2021, Epizyme completed enrollment of all Phase 1b cohorts of the Phase 1b/3 trial. Of the 36 patients enrolled in this safety run-in, 17 patients are evaluable for efficacy to date based on the availability of tumor scans. All 17 patients have achieved an objective response to treatment, with six patients having a complete response and 11 patients having a partial response.

•

IND Clearance for Epizyme’s Novel SETD2 Inhibitor: Epizyme today announced the clearance of its Investigational New Drug (IND) application from the FDA for its novel SETD2 inhibitor, EZM-0414. The Company expects to initiate a first-in-human clinical trial later this year. SETD2 inhibition has been shown to have clinical potential in multiple settings, including high risk t(4;14) multiple myeloma and in other B-cell malignancies such as Large-cell Lymphoma, as monotherapy and in combination with existing and emerging therapies including tazemetostat.

•

Launched EZH2 Now Testing Program: Epizyme launched the EZH2Now Testing Program on June 16, 2021, with Quest Diagnostics, the leading provider of diagnostic information services, to provide EZH2 mutation testing for patients with R/R FL. The Company expects this program will promote interest in, and access to, EZH2 single gene mutation testing. Epizyme created this program with Quest in response to market research conducted in the first quarter of 2021 that indicated approximately one-third of physicians surveyed did not have an easy way to test their patients for EZH2 mutation.

•

Additional Ongoing Clinical Trials of Tazemetostat in Follicular Lymphoma: EZH-1401, Epizyme’s Phase 2 trial evaluating TAZVERIK plus rituximab in R/R FL continues to move forward as planned and is actively enrolling. Patient enrollment also continues in the Lymphoma Study Association (LYSA) trial in front-line FL and Diffuse Large B-cell Lymphoma (DLBCL), as well as other investigator sponsored trials.

•

IND Clearance for Solid Tumor Basket Trial: Epizyme received clearance of its IND from the FDA for a solid tumor basket trial, EZH-1301, which will evaluate tazemetostat safety and efficacy across multiple solid tumors. With this approach, the Company plans to study multiple combinations with standard-of-care therapies and novel mechanisms of action to expand the potential of tazemetostat. Epizyme plans to initiate the study later this year.

•

EZH-1101 Phase 1b/2 Study of Tazemetostat in Prostate Cancer: Based on encouraging preliminary safety and activity data, Epizyme initiated enrollment in the Phase 2 efficacy portion of this study evaluating enzalutamide plus tazemetostat compared to enzalutamide alone earlier this year in metastatic castration resistant Prostate Cancer (mCRPC) patients. The Phase 2 portion of the study is now over one-third enrolled. Epizyme plans to present updated safety and efficacy data from the Phase 1b safety run-in as part of a poster presentation during the European Society for Medical Oncology (ESMO) Congress 2021 in September.

•

Presented Preclinical and Clinical Data at EHA and ASCO in June: Epizyme shared the discovery of a selective inhibitor of the SETD2 histone methyltransferase with potent in vitro and in vivo activity in a European Hematology Association (EHA) 2021 oral presentation. The Company separately shared results of the Phase 1b Soft-tissue Sarcoma (STS) portion of its ongoing global randomized, double-blind, placebo-controlled study of tazemetostat plus doxorubicin as front-line therapy for advanced ES in an American Society of Clinical Oncology (ASCO) 2021 poster presentation.

Operating Plan Refinement

•

Organizational Changes: In response to challenging market dynamics experienced over the course of the last twelve months since launching TAZVERIK, Epizyme will be making important changes to its operating plans that reduce the Company’s budgeted workforce and effect other cost reductions across the business. These changes include a refinement of Epizyme’s current field organization, aligned with a revised strategy for improved customer access and TAZVERIK adoption. The Company is creating new field roles meant to achieve better access to thought leaders and to large community accounts at the executive decision-maker level, while reducing the number of traditional sales roles. Epizyme is also shifting commercial resources to implement several digital approaches to reach both healthcare providers and patients directly. The new operating plan also achieves reductions in headcount and external spending across other areas of the business. The Company reduced its budgeted headcount by 20 percent. This includes 11 percent of current employees, resulting in estimated severance and termination costs of approximately $2.0 million. Epizyme expects to record these charges in the third quarter of 2021.

These changes are intended to allow the Company to better deliver on TAZVERIK adoption, and execute more effectively on the most important value-creating initiatives, continuing to advance the four pillars of its long-term growth strategy.

•

Revised Financial Guidance: Based on its refined commercial strategy and operating plan, including the cash it expects to generate from product sales and the $25 million upfront payments from its collaboration with HutchMed, Epizyme expects its current cash runway to extend into the fourth quarter of 2022. Additionally, the Company expects its non-GAAP adjusted operating expenses for 2021 to be between $220 and $230 million, down from previous guidance of $235 to $255 million.

Second Quarter 2021 Financial Results

•	Cash Position: Cash, cash equivalents and marketable securities were $244.0 million as of June 30, 2021, as compared to $298.9 million as of March 31, 2021.

•	Revenue: Total revenue for the second quarter of 2021 was $13.0 million, compared to $2.5 million for the second quarter of 2020. Total revenue for the second quarter of 2021 consisted of $8.0 million of net product revenue, comprised of $4.8 million in commercial net sales of TAZVERIK and $3.2 million of TAZVERIK related to the sale of commercial product by one of the Company’s customers to a third-party pharmaceutical company for use in its clinical trials. The remaining $5.0 million was collaboration revenue related to Epizyme’s supply agreement with Eisai.

•

Operating Expenses: Total GAAP operating expenses were $71.2 million for the second quarter of 2021 compared to $60.0 million for the second quarter of 2020. Total non-GAAP adjusted operating expenses were $63.2 million for the second quarter of 2021 compared to $50.9 million for the second quarter of 2020.

•

R&D expenses: GAAP R&D expenses were $34.9 million for the second quarter of 2021 compared to $26.4 million for the second quarter of 2020. Non-GAAP adjusted R&D expenses were $32.7 million for the second quarter of 2021 compared to $23.4 million for the second quarter of 2020.

•

SG&A expenses: GAAP SG&A expenses were $33.9 million for the second quarter of 2021 compared to $32.7 million for the second quarter of 2020. Non-GAAP adjusted SG&A expenses were $29.1 million for the second quarter of 2021 compared to $27.1 million for the second quarter of 2020.

•

Net Loss (GAAP): Net loss attributable to common stockholders was $64.4 million, or $0.63 per share, for the second quarter of 2021, compared to $58.5 million, or $0.58 per share, for the second quarter of 2020.

•	A reconciliation of non-GAAP adjusted financial measures directly comparable to GAAP financial measures is presented in the table attached to this press release.

Conference Call Information

Epizyme will host a conference call today, August 9, at 8:30 a.m. ET. To participate in the conference call, please dial (877) 844-6886 (domestic) or (970) 315-0315 (international) and refer to conference ID 3658407. A webcast, as well as supplemental slides to support the webcast, will be available in the investor section of the Company’s website at www.epizyme.com, and will be archived for 60 days following the call.

About Non-GAAP Financial Measures

In addition to financial information prepared in accordance with the U.S. generally accepted accounting principles (GAAP), this press release includes the following non-GAAP financial measures: total non-GAAP adjusted operating expenses on a historical and projected basis, non-GAAP adjusted R&D expenses on a historical basis and non-GAAP adjusted SG&A expenses on a historical basis. Epizyme derives these non-GAAP financial measures by excluding certain expenses and other items from the respective GAAP financial measure, that is most directly comparable to each non-GAAP financial measure. Specifically, the non-GAAP financial measures exclude stock-based compensation expense and depreciation and amortization of intangibles. The company’s management believes that these non-GAAP financial measures are useful to both management and investors in analyzing its ongoing business and operating performance. Management does not intend the presentation of these non-GAAP financial measures to be considered in isolation or as a substitute for results prepared in accordance with GAAP, but as a complement to provide greater transparency. In addition, these non-GAAP financial measures may differ from similarly named measures used by other companies. A quantitative reconciliation of projected non-GAAP adjusted operating expenses to total operating expenses is not available without unreasonable effort primarily due to the company’s inability to predict with reasonable certainty the amount of future stock-based compensation expense.

About TAZVERIK® (tazemetostat)

TAZVERIK is a methyltransferase inhibitor indicated for the treatment of:

•	Adults and pediatric patients aged 16 years and older with metastatic or locally advanced epithelioid sarcoma not eligible for complete resection.

•

Adult patients with relapsed or refractory follicular lymphoma whose tumors are positive for an EZH2 mutation as detected by an FDA-approved test and who have received at least two prior systemic therapies.

•	Adult patients with relapsed or refractory follicular lymphoma who have no satisfactory alternative treatment options.

These indications are approved under accelerated approval based on overall response rate and duration of response. Continued approval for these indications may be contingent upon verification and description of clinical benefit in confirmatory trials.

The most common (≥20%) adverse reactions in patients with epithelioid sarcoma are pain, fatigue, nausea, decreased appetite, vomiting and constipation. The most common (≥20%) adverse reactions in patients with follicular lymphoma are fatigue, upper respiratory tract infection, musculoskeletal pain, nausea and abdominal pain.

View the U.S. Full Prescribing Information here: Epizyme.com

About Epizyme, Inc.

Epizyme, Inc. is a fully integrated, commercial-stage biopharmaceutical company committed to its mission of rewriting treatment for cancer and other serious diseases through novel epigenetic medicines. In addition to an active research and discovery pipeline, Epizyme has one U.S. FDA approved product, TAZVERIK® (tazemetostat), for the treatment of adults and pediatric patients aged 16 years and older with metastatic or locally advanced epithelioid sarcoma (ES) who are not eligible for complete resection; adult patients with relapsed or refractory follicular lymphoma (FL) whose tumors are positive for an EZH2 mutation as detected by an FDA-approved test and who have received at least two prior systemic therapies; and adult patients with relapsed or refractory follicular lymphoma who have no satisfactory alternative treatment options. These indications are approved under accelerated approval based on overall response rate and duration of response. Continued approval for these indications may be contingent upon verification and description of clinical benefit in confirmatory trial(s). The Company is also exploring the treatment potential of tazemetostat in investigational clinical trials in other solid tumors and hematological malignancies, as a monotherapy and combination therapy in both relapsed and front-line disease settings. By focusing on the genetic drivers of disease, Epizyme seeks to match medicines with the patients who need them. For more information, visit www.epizyme.com.

TAZVERIK® is a registered trademark of Epizyme, Inc.

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Epizyme, Inc. and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: whether commercial sales of TAZVERIK for epithelioid sarcoma and follicular lymphoma in the approved indications will be successful; whether the refinement of the company’s commercial strategy and cost reductions will achieve the company’s objectives; whether tazemetostat will receive marketing approval for epithelioid sarcoma or follicular lymphoma in other jurisdictions, full approval in the United States or approval in any other indication; whether results from preclinical studies or earlier clinical studies will be predictive of the results of future trials, such as the ongoing confirmatory trials; whether results from clinical studies will warrant meetings with regulatory authorities, submissions for regulatory approval or review by governmental authorities under the accelerated approval process; whether the company will receive regulatory approvals, including accelerated approval, to conduct trials or to market products; the impact of the COVID-19 pandemic on the company’s business, results of operations and financial condition; whether the company’s cash resources will be sufficient to fund the company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements; other matters that could affect the availability or commercial success of tazemetostat; and other factors discussed in the “Risk Factors” section of the company’s most recent Form 10-K or Form 10-Q filed with the SEC and in the company’s other filings from time to time with the SEC. In addition, the forward-looking statements included in this press release represent the company’s views as of the date hereof and should not be relied upon as representing the company’s views as of any date subsequent to the date hereof. The company anticipates that subsequent events and developments will cause the company’s views to change. However, while the company may elect to update these forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so.

TAZVERIK® is a registered trademark of Epizyme, Inc.

Contacts

Media:

Erin Graves

media@epizyme.com

(617) 500-0615

Investors:

Craig West

cwest@epizyme.com

(857) 270-6001

EPIZYME, INC

CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)

(Amounts in thousands)

	June 30,	December 31,
	2021	2020
Consolidated Balance Sheet Data:
Cash and cash equivalents	$80,164	$168,215
Marketable securities	163,842	205,391
Intangible assets, net	44,926	47,002
Total assets	352,549	473,573
Total current liabilities	40,893	43,400
Related party long-term debt, net of debt discount	216,052	215,670
Related party liability related to sale of future royalties	15,143	14,176
Total stockholders’ equity	67,629	184,897

EPIZYME, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2021	2020	2021	2020
Revenues
Product revenue, net	$7,984	$2,234	$14,175	$3,519
Collaboration and other revenue	5,026	233	6,466	303

Total revenue	13,010	2,467	20,641	3,822

Operating expenses
Cost of revenue	2,492	1,022	5,346	1,637
Research and development	34,858	26,352	67,561	51,516
Selling, general and administrative	33,891	32,659	70,303	59,584

Total operating expenses	71,241	60,033	143,210	112,737

Operating loss	(58,231)	(57,566)	(122,569)	(108,915)
Other (expense) income, net:
Interest (expense) income, net	(5,581)	(569)	(11,057)	187
Other expense, net	(54)	(15)	(44)	(64)
Related party non-cash interest expense related to sale of future royalties	(497)	(301)	(967)	(596)

Other (expense) income, net:	(6,132)	(885)	(12,068)	(473)

Loss before income taxes	(64,363)	(58,451)	(134,637)	(109,388)
Income provision	—	—	—	—

Net loss	$(64,363)	$(58,451)	$(134,637)	$(109,388)

Net loss per share attributable to common stockholders - basic and diluted	$(0.63)	$(0.58)	$(1.32)	$(1.09)

Weighted-average common shares outstanding used in net loss per share attributable to common stockholders - basic and diluted	102,053	101,104	101,922	100,360

EPIZYME, INC.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (UNAUDITED)

(Amounts in thousands)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2021	2020	2021	2020
Reconciliation of GAAP to Non-GAAP Cost of Revenue
GAAP Cost of Revenue	$2,492	$1,022	$5,346	$1,637
Less: Depreciation and Amortization	(1,038)	(623)	(2,077)	(921)

Non-GAAP Adjusted Cost of Revenue	$1,454	$399	$3,269	$716

Reconciliation of GAAP to Non-GAAP Research and Development
GAAP Research and Development	$34,858	$26,352	$67,561	$51,516
Less: Stock-Based Compensation Expenses	(2,023)	(2,804)	(4,253)	(4,966)
Less: Depreciation and Amortization	(156)	(130)	(299)	(268)

Non-GAAP Adjusted Research and Development	$32,679	$23,418	$63,009	$46,282

Reconciliation of GAAP to Non-GAAP Selling, General and Administrative:
GAAP Selling, General and Administrative	$33,891	$32,659	$70,303	$59,584
Less: Stock-Based Compensation Expenses	(4,695)	(5,488)	(9,480)	(9,836)
Less: Depreciation and Amortization	(118)	(100)	(219)	(173)

Non-GAAP Adjusted Selling, General and Administrative	$29,078	$27,071	$60,604	$49,575

Reconciliation of GAAP to Non-GAAP Operating Expenses
GAAP Operating Expenses	$71,241	$60,033	$143,210	$112,737
Less: Stock-Based Compensation Expenses	(6,718)	(8,292)	(13,733)	(14,802)
Less: Depreciation and Amortization	(1,312)	(853)	(2,595)	(1,362)

Non-GAAP Adjusted Operating Expenses	$63,211	$50,888	$126,882	$96,573